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COMPANY PRESS RELEASE

DUTCHFORK BANCSHARES, INC.
FIRST QUARTER EARNINGS


         Newberry, SC January 30, 2004 (BusinessWire) -- DutchFork Bancshares, Inc. (DFBS) announced earnings of $721,213 for the first quarter ending December 31, 2003 compared to earnings of $566,441 for the first quarter of 2002.

         Basic earnings per share were $0.73 for the first quarter ending December 31, 2003 compared to $0.53 for the comparable period in 2002.

         Net interest income after provisions for loan losses for the first quarter of 2003 was $1,952,952 compared to $1,343,420 for the same period of 2002. Total interest income was $3,023,026 for the three months ended December 31, 2003, a $303,151 increase from the same period in 2002 due to asset restructuring. Interest expense for the first quarter of 2003 was $1,070,724, a decrease of $306,381 from the same period of 2002 due to decreases in funding costs.

         Non-interest income for the first quarter of 2003 was $266,909 representing a decrease of $381,296 from the $648,205 posted in the same quarter of 2002 due to decreases in gains on sales of securities. Non-interest expense for the quarter ending December 31, 2003 was $1,409,460 compared to $1,352,872 for the same period of 2002.

         At December 31, 2003, total assets were $225,585,173 compared to $235,053,359 at September 30, 2003.

         Other comprehensive income (loss) resulting from the mark-to-market of investments available for sale was $(974,460)(after taxes) during the three months ended December 31, 2003, due to a decline in the market value of investments.

         DutchFork Bancshares, Inc. is the holding company for Newberry Federal Savings Bank, which operates three banking locations in Newberry County of South Carolina. The company is listed on the NASDAQ SmallCap Market under the symbol "DFBS".

         Contact:
         J. Thomas Johnson, CEO
         Steve P. Sligh, CFO
         803-321-3200


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INCOME STATEMENT DATA
(UNAUDITED)
(Dollars in thousands)


                                               THREE MONTHS ENDED
                                                    DECEMBER 31,
                                               2003              2002
                                          --------------    --------------
Interest income                               $ 3,023           $ 2,719
Interest expense                                1,070             1,376
Net interest income                             1,953             1,343
Provision for loan losses                         ---               ---
Net interest income after provision
   for loan losses                              1,953             1,343
Non-interest income                               267               648
Non-interest expense                            1,410             1,353
Income before taxes                               810               638
Income tax expense                                 89                72
Net income                                        721               566

INCOME PER SHARE (COMMON)                      $ 0.73            $ 0.53
INCOME PER SHARE (DILUTED)                     $ 0.68            $ 0.50
RETURN ON AVERAGE ASSETS                         1.21%             1.02%
RETURN ON AVERAGE EQUITY                         7.09%             6.78%
NET INTEREST MARGIN                              3.54%             2.60%


BALANCE SHEET DATA
(Dollars in thousands, except per share data)
                                               DECEMBER 31,
                                                  2003         SEPTEMBER 30,
                                              (UNAUDITED)          2003
                                              -------------    -------------
Total assets                                   $ 225,585         $ 235,053
Investment securities                            142,797           162,166
Loans                                             57,105            58,371
Allowance for loan losses                            371               401
Total deposits                                   142,585           143,429
Other borrowings                                  49,621            57,613
Shareholders' equity                              32,385            32,558
Equity to assets                                   14.36%            13.85%
Loan to deposit ratio                              40.05%            40.70%
NON-PERFORMING LOANS TO ASSETS                       .56%             0.47%


AVERAGE BALANCES
(UNAUDITED)

                                                  THREE MONTHS ENDED
                                                      DECEMBER 31,
                                               2003              2002
                                          --------------    --------------
Average total assets                        $ 237,538         $ 222,618
Average loans                                  57,443            61,232
Average earning assets                        220,511           206,424
Average deposits                              140,724           153,364
Average other short-term borrowings            59,974            35,000